      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 2000
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                          CAPSTONE TURBINE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                  95-4180883
              (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER
               INCORPORATION OR ORGANIZATION)     IDENTIFICATION NO.)

                                6430 INDEPENDENCE
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 716-2929
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              --------------------

             CAPSTONE TURBINE CORPORATION 2000 EQUITY INCENTIVE PLAN
                            (FULL TITLE OF THE PLAN)

                              --------------------

                                 DR. AKE ALMGREN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CAPSTONE TURBINE CORPORATION
                                6430 INDEPENDENCE
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 716-2929
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)
                              --------------------
                                    COPY TO:
                                BRIAN CARTWRIGHT
                                LATHAM & WATKINS
                         633 WEST 5TH STREET, SUITE 4000
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                PROPOSED MAXIMUM    PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF       AMOUNT TO BE     OFFERING PRICE        AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(3)      REGISTRATION
                                                                                               FEE
---------------------------------------------------------------------------------------------------------------
Common Stock, par value             10,300          $45.06         $    464,118.00         $   122.53
$0.001 per share ............    3,289,700          $39.56         $130,140,532.00         $34,357.10
                              ------------                                                 ----------
                                 3,300,000                                                 $34,479.63

===============================================================================================================

(1) The Capstone Turbine Corporation 2000 Equity Incentive Plan (the "Plan") authorizes the issuance of a maximum of (i) 3,300,000 shares of common stock of Capstone Turbine Corporation ("Capstone"), plus (ii) the number of shares previously authorized and remaining available under the Capstone Turbine Corporation 1993 Incentive Stock Plan ("the 1993 Stock Plan") as of the closing of Capstone's initial public offering on July 5, 2000 and any shares covered by options granted under the 1993 Stock Plan that are forfeited or expire unexercised after the closing of Capstone's initial public offering (the "1993 Plan Shares"). The registered shares comprise (i) 10,300 shares issuable at an exercise price of $45.06 pursuant to options outstanding under the Plan, and (ii) 3,289,700 shares that are not yet subject to outstanding options under the Plan. The 1993 Plan Shares are being registered on a registration statement on Form S-8 being filed concurrently herewith. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the amount registered hereunder includes an indeterminate number of shares of Capstone's common stock that may be issued in accordance with the provisions of the Plan in the event of any change in the outstanding shares of Capstone's common stock, including a stock dividend or stock split.

(2) The Proposed Maximum Offering Price Per Share is based upon (i) the exercise price per share ($45.06) of outstanding options for 10,300 shares, and (ii) for the remaining shares, the average of the high and low trading prices ($39.56) of Capstone's common stock as reported on the Nasdaq National Market on June 29, 2000, pursuant to Rule 457(h) of the Securities Act.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

        (a) Capstone's Prospectus filed pursuant to Rule 424(b) under the Securities Act as filed with the Commission (File No. 333-33024) on June 29, 2000; and

        (b) The description of Capstone's common stock contained in Capstone's registration statement on Form 8-A filed with the Commission on June 22, 2000 pursuant to Section 12 of the Exchange Act, including any subsequent amendment or report filed for the purpose of amending such description.

        Deloitte & Touche LLP, independent auditors, have audited Capstone's financial statements and financial statement schedule at December 31, 1998 and 1999, and for each of the two years in the period ended December 31, 1999, as set forth in their reports. These financial statements and financial statement schedule have been incorporated by reference herein in reliance on Deloitte & Touche LLP's reports, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent auditors, have audited Capstone's financial statements and financial statement schedule at December 31, 1997, and for the year ended December 31, 1997, as set forth in their report (which contain an explanatory paragraph describing conditions that raise substantial doubt about Capstone's ability to continue as a going concern as described in
Note 1 to those financial statements). These financial statements and financial statement schedule have been incorporated by reference herein in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        All documents filed by Capstone pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law (the "DGCL") generally allows Capstone to indemnify directors and officers for all expenses, judgments, fines and amounts in settlement actually paid and reasonably incurred in connection with any proceedings so long as such party acted in good faith and in a manner reasonably believed to be in or not opposed to Capstone's best interests and, with respect to any criminal proceedings, if such party had no reasonable cause to believe his or her conduct to be unlawful. Indemnification may only be made by Capstone if the applicable standard of conduct set forth in
Section 145 has been met by the indemnified party upon a determination made (i) by the Board of Directors by a majority vote of the directors who are not parties to such proceedings, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

        Capstone has adopted provisions in its Second Amended and Restated Certificate of Incorporation (the "Certificate"), which require Capstone, to the fullest extent permitted by the DGCL, to indemnify all directors and officers of Capstone, and such other persons as may be required by statute or by Capstone's bylaws (the "Bylaws"), against any liability and to advance indemnification expenses on behalf of all directors and officers of Capstone. The Certificate further requires Capstone to eliminate, to the fullest extent permitted by the DGCL, the liability for monetary damages of directors of Capstone for actions or inactions taken by them as directors. If the DGCL is later amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the Certificate provides that the liability of a director to Capstone shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time.

        The Certificate also empowers Capstone, to the fullest extent permitted by the DGCL, to purchase and maintain insurance on behalf of any director or officer, or such other person as may be permitted by statute or the Bylaws, against any liability which may be asserted against any director, officer or such other person.

        In addition, the Bylaws require that Capstone indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of Capstone, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is a director or officer of Capstone, and at the discretion of the board of directors may indemnify any person (or the estate of any person) who is such a party or threatened to be made such a party by reason of the fact that such person is or was an employee or agent of Capstone or is or was serving at Capstone's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Capstone may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him and may enter into contracts providing for the indemnification of such person to the full extent permitted by law. To the full extent permitted by law, the indemnification provided under the Bylaws shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by Capstone in advance of the final disposition of such action, suit or proceeding. The indemnification provided under the Bylaws shall not be deemed to limit Capstone's right to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from Capstone may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        Capstone has entered into indemnity agreements (the "Indemnity Agreements") with each director of Capstone, including directors who are also officers and employees of Capstone, and certain senior officers of Capstone. The Indemnity Agreements provide that Capstone will pay any expenses which an indemnitee is or becomes legally obligated to pay in connection with any proceeding, including any threatened, pending or completed claim, action, suit or proceeding, whether brought by or in the right of Capstone or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that the indemnitee is or was, or has agreed to become, a director or officer of Capstone, by reason of any actual or alleged error or misstatement or misleading statement made or suffered by the indemnitee, by reason of any action taken by him or of any inaction on his part while acting as such director or officer, or by reason of the fact that he was serving at the request of Capstone as a director, trustee, officer, employee or agent of Capstone or another corporation, partnership, joint venture, trust or other enterprise; provided, that in each such case the indemnitee acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Capstone, and, in the case of a criminal proceeding, in addition had no reasonable cause to believe that his conduct was unlawful.

        The payments to be made under the Indemnity Agreements include, but are not limited to, damages, judgments, fines, penalties, settlements and costs, attorneys' fees and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under the Indemnity Agreement, except Capstone is not liable to make any payment under the Indemnity Agreements in connection with any claim made against an indemnitee (a) to the extent that payment is actually made to the indemnitee under a valid, enforceable and collectible insurance policy, (b) to the extent that the indemnitee is indemnified and actually paid otherwise than pursuant to the Indemnity Agreement, (c) in connection with a judicial action by or in the right of Capstone, in respect of any claim, issue or matter as to which the indemnitee shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Capstone unless and only to the extent that any court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper, (d) if it is proved by final judgment in a court of law or other final adjudication to have been based upon or attributable to the indemnitee's in fact having gained any personal profit or advantage to which he was not legally entitled, (e) for a disgorgement of profits made from the purchase and sale by the indemnitee of securities pursuant to Section 16(b) of the Exchange Act and amendments thereto or similar provisions of any state statutory law or common law, (f) brought about or contributed to by the dishonesty of the indemnitee seeking payment pursuant to the Indemnity Agreement; however, notwithstanding the foregoing, the indemnitee shall be protected under the Indemnity Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to the indemnitee shall establish that he committed (i) acts of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, (iii) which acts were material to the cause of action so adjudicated, or (g) for any judgment, fine or penalty which Capstone is prohibited by applicable law from paying as indemnity or for any other reason.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8.   EXHIBITS.

          4.1 Capstone Turbine Corporation 2000 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to Capstone's Amendment No. 2 to Form S-1 as filed with the Securities and Exchange Commission on May 8, 2000).

         +5.1    Opinion of Latham & Watkins.

         +23.1   Consent of Deloitte & Touche LLP.

         +23.2   Consent of Ernst & Young LLP.

         +23.3   Consent of Latham & Watkins (included in Exhibit 5.1).

         +24.1   Power of Attorney with respect to Capstone (see page S-1).

-------------

+       Filed herewith.

ITEM 9.   UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on June 30, 2000.

                               CAPSTONE TURBINE CORPORATION


                               By:    /s/ AKE ALMGREN
                                  ---------------------------------------------
                                   Name: Ake Almgren
                                   Title: President and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Ake Almgren and Jeffrey Watts their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this Registration Statement to which this power of attorney is attached, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might and could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


           Signature                               Title                       Date
           ---------                               -----                       ----

         /s/ AKE ALMGREN          President, Chief Executive Officer and   June 30, 2000
-----------------------------     Director
          Ake Almgren             (Principal Executive Officer)


       /s/ JEFFREY WATTS          Secretary and Chief Financial Officer    June 30, 2000
-----------------------------     (Principal Financial Officer and
         Jeffrey Watts            Principal Accounting Officer)



        /s/ RICHARD AUBE          Director                                 June 30, 2000
-----------------------------
          Richard Aube


         /s/ JOHN JAGGERS         Director                                 June 30, 2000
-----------------------------
          John Jaggers


   /s/ JEAN-RENE MARCOUX          Director                                 June 30, 2000
-----------------------------
       Jean-Rene Marcoux


   /s/ BENJAMIN M. ROSEN          Director                                 June 30, 2000
-----------------------------
       Benjamin M. Rosen


         /s/ PETER STEELE         Director                                 June 29, 2000
-----------------------------
          Peter Steele


          /s/ ERIC YOUNG          Director                                 June 30, 2000
-----------------------------
           Eric Young

                                INDEX TO EXHIBITS


  SEQUENTIALLY NUMBERED
         EXHIBIT                             DESCRIPTION
  -----------------------  -----------------------------------------------------------

                      4.1  Capstone Turbine Corporation 2000 Equity Incentive
                           Plan (incorporated by reference to Exhibit 10.5 to
                           Capstone's Amendment No. 2 to Form S-1 as filed with
                           the Securities and Exchange Commission on May 8,
                           2000).
                     +5.1  Opinion of Latham & Watkins.
                    +23.1  Consent of Deloitte & Touche LLP.
                    +23.2  Consent of Ernst & Young LLP.
                    +23.3  Consent of Latham & Watkins (included in Exhibit 5.1).
                    +24.1  Power of Attorney with respect to Capstone (see page S-1).

--------------------------
+ Filed herewith.